Third Quarter 2006 Earnings
Conference Call
August 1, 2006

Charlie

Thank you and good morning. Earlier today we published our third quarter results for fiscal 2006. If you do not have a copy of the release, it is available on our website at www.oshkoshtruckcorporation.com. Today’s call is being broadcast live via the Internet at our website and is being accompanied by a slide presentation also available on our website. Later today, an audio replay of this call will be posted to our website. The replay and slide presentation will be available on our website for approximately 12 months. Please now refer to slide 2 of that slide presentation and read it at your convenience.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Occasionally today, we will refer to “previous estimates.” We made such estimates during our second quarter earnings conference call on May 2, 2006.

Bob, please lead off and investors, please turn to slide 3.

Bob

Oshkosh Third Quarter 2006 Highlights

Thank you, Charlie. Good morning everyone. Thank you for joining us.

I may sound repetitive when I say it, but I’m extremely, extremely pleased with the third quarter. I’m pleased not simply because of the better-than-expected financial results we announced this morning, but also because they reflect our collaborative efforts to turn around the commercial business, bring value to the bottom line via our lean initiative, and continued strength in our end markets.

From my perspective, our commercial segment realized a turning point in its performance and was the deciding factor in this quarter’s record consolidated results, for the first time in a very long time. True, defense delivered the most operating income as it has for a number of quarters. However, the commercial segment showed the most significant improvement in bottom line contribution. The commercial segment improved its operating income by 252% compared to the prior year quarter and raised operating income margins by 200 basis points over the second quarter.

So, let me go into more specifics.

Consolidated operating income grew 31.2% on an 8.4% increase in revenues, indicating that we are gaining ground on operating efficiencies. On a per share basis, earnings surged 38.5% to $0.72 compared to $0.52 in the third quarter of fiscal 2005, and above our previous estimated range of $0.53 to $0.57 per share.

I’d also like to call your attention to the cash generation. Net cash increased to $193.1 million and allowed us to conclude the deal for AK Specialty Vehicles with cash on hand.

Clearly, these are strong results, increasing our confidence in full-year performance as we head into the fourth quarter. As a result, we increased our estimated EPS range for fiscal 2006 from $2.55 — $2.65 to $2.70 — $2.75 and narrowed the range by 5 cents.

Looking forward to fiscal 2007, we believe we’re well positioned to deliver earnings improvement despite softening demand expected in two of our three segments. We estimate fiscal 2007 earnings per share in a range of $3.05 to $3.15. Yes, I realize our growth is estimated to be lower than in recent years; however, given the reality of our end markets, I’m quite pleased and comfortable with this range. We’re looking at potentially significant market volume declines in our commercial and fire and emergency segments as a result of the diesel engine emissions standards changes. Vocational truck markets could be down 20% to 40% in calendar 2007, and yet, we’re forecasting consolidated growth over that same period. To sum things up, I’m optimistic about the initiatives we have to enhance results in fiscal 2007. And, it is early. We are actively pursuing more acquisitions, new business development opportunities and operational initiatives to improve on these estimates.

Now, let’s turn to recent developments in our acquisitions strategy on slide 4.

Acquisition of AK Specialty Vehicles

We’re extremely pleased to have AK Specialty Vehicles and its employees join the organization. They are a world leader in mobile medical, homeland security command and communications, and broadcast vehicles. This is our 13th acquisition in less than ten years and continues our diversification within existing and complementary specialty vehicle markets. AK Specialty Vehicles expands our presence into two new product lines and strengthens our European presence.

Now, let’s look at the financials associated with this deal. AK Specialty has annual sales of approximately $130 million and operating income margins in excess of 10%. We paid $140 million for the business and we estimate that the acquisition will be accretive to earnings by 5 cents per share in fiscal 2007. We also expect to realize significantly higher returns than our cost of capital.

I believe there are opportunities to leverage AK’s current electronics integration capabilities and sales organization to enhance Pierce and Oshkosh product offerings and sales to the homeland security market. I also see potential for realizing supply chain improvements and enhancing operational capacity at AK’s production facilities.

AK Specialty Vehicles will be part of the fire and emergency segment, reporting to John Randjelovic, EVP and President of Pierce.

Now, let’s turn to slide 5 to talk about our 14th acquisition in the last ten years, Iowa Mold Tooling.

Acquisition of Iowa Mold Tooling

We just announced our agreement to acquire Iowa Mold Tooling Co., Inc., or IMT, for $131 million. IMT is a $115 million manufacturer of field service vehicles and articulating cranes for niche markets, also with operating income margins in excess of 10%. We are nothing if not consistent. IMT is in line with our existing acquisition strategy for continued diversification within complementary markets. We expect this transaction to close in the fourth quarter.

IMT’s expertise in building service vehicles that serve as traveling tool chests for service operations and can be configured for specialized services such as tire and oil changes could prove beneficial to our initiative for expanding service to all of our end markets. IMT will also move Oshkosh into the growing and healthy mining sector, as well as expands our product offering with specialty cranes, within the construction sector.

In reviewing IMT’s financial performance and fiscal 2007 estimates, we anticipate that this latest acquisition will be $0.05 accretive to earnings next fiscal year. And, I see growth opportunities in several areas including parts and service, reconditioning of service trucks and technology integration, especially stemming from the crane side.

IMT will report to Mike Wuest, EVP and President of McNeilus Companies, Inc., as part of our commercial segment.

Now, moving on from our recent acquisitions, I’ll review the performance of each segment beginning with Commercial on slide 6.

Commercial

The financial performance of our commercial business this quarter is evidence of the exceptional progress they have made on enhancing profitability domestically and in our European operations. In particular, I’m extremely pleased by the significant improvement in operating income margins. In fiscal 2005, the segment’s operating income margin was just 2.2%, far below our 10% target for all businesses. As we moved into this fiscal year, margins recovered to 3.8% in the first quarter and 5.1% in the second. Now, in the third quarter, the commercial business is at 7.2%. This gives us a real boost of confidence in our ability to bring margins to 10% or more in this business.

I’m so pleased with this progress because it is indicative of the true improvements that Mike Wuest and his team have achieved in the underlying dynamics of the commercial business. Under Mike’s leadership, the commercial business has successfully realized the price increases needed to offset material and component costs, achieved record unit production levels at McNeilus, driven lean concepts down to the production line and returned the Geesink Norba Group to profitability, following a loss in those operations last fiscal year.

The incoming order volume in domestic refuse and, in particular, concrete placement products remains high, running well ahead of last year. As we discussed last quarter, we anticipate these levels will continue through at least the first quarter of fiscal 2007, as the engine pre-buy continues among major concrete ready-mix companies and waste haulers. And, this is likely to improve the balance of package to body-only sales over the next six to nine months.

Let me also point your attention to the exceptional performance of our recent acquisitions in this segment. CON-E-CO, our batch plant company, more than doubled its earnings this quarter, while London Machinery also more than doubled its earnings and sales. London has started to impact refuse sales volume in the Canadian market. In 2007, we anticipate that concrete producers may divert capital investment from mixer trucks to concrete batch plants, positively impacting our outlook for CON-E-CO.

Overall, I’ve been most encouraged by the contributions of our recent acquisitions.

At McNeilus, the team completed phase two of the ERP installation with no negative impact on production. The third and final phase of installation will be finalized in the first quarter of fiscal 2007, when we convert our parts and service business to the new system as well.

I believe that today, the commercial business is on solid ground, ready to manage through the vocational truck market downturn that we anticipate in 2007.

Now let me talk you through the details of our Defense business on slide 7.

Defense

Before I talk to you about the Logistics Vehicle System Replacement, or LVSR, contract which was the major new business development in Defense this quarter, I’ll walk you through overall performance in the segment. During the quarter, new and remanufactured truck shipments provided steady growth.

Parts and service remained a significant portion of the profitability picture, but sales in this area were impacted by the delay in approval of the June 2006 federal Supplemental spending bill. Parts and service requirements remain high due to the ongoing Middle East conflict, and we expect funding for these requirements to improve in fiscal 2007 from third quarter levels.

Availability of truck carcass supply for remanufacturing continues to be a concern, but we already have most of the carcasses needed to meet our first quarter of fiscal 2007 requirements and we are projecting our truck remanufacturing business to increase in fiscal 2007 over fiscal 2006 levels. We are taking a more proactive approach to identification of carcasses and assisting the U.S. Department of Defense (“DoD”) in transferring such carcasses to us. The need is there. The funding has been appropriated. This is now a logistics issue that we are working on.

Military demand remains strong, with visibility into 2007 and even 2008, now that the Supplemental has been signed. As we all know, troop levels have yet to abate, and we believe the new turmoil in the Middle East raises further questions about the chances for any early withdrawal from the region. Despite a lack of visibility for the longer-term, we believe the results of this conflict will be the need to replace significant numbers of tactical vehicles, providing longer-term opportunities for our defense business.

The most significant milestone in new business development for the defense business was the Marine Corps awarding us the production contract for LVSRs in late May. This program is estimated at just north of $740 million for 1,592 trucks. The majority of trucks will be cargo trucks that can haul 33,000 pounds off-road, along with some wreckers and fifth-wheel variants. All have factory-installed armor and feature quite a bit of commonality with the MTVR to help reduce logistics requirements and life cycle costs for the Marine Corps fleet.

The first units are scheduled to be delivered next May, with only a small number of trucks to be delivered through September 2007, so the contract will have only minimal impact on fiscal 2007, and that is already calculated in our estimates. The program is scheduled to run through fiscal 2012.

Looking past domestic market potential, we are pursuing several major international defense opportunities. The closest target is in Australia. This five-year program covers about 3,000 medium tactical trucks, with production to begin in fiscal 2008. In July, we jointly submitted a bid with our partner, ADI, but expect it could take a year or longer for the Australian Defence Forces to reach a decision. There are a significant number of competitors, and this was factored into our bid preparation.

Before I move on to discuss our fire and emergency business, I want to say that we’re happy to be in the defense business. Oshkosh does an exceptional job of providing tough, high-performance trucks and service that our troops need to do their job. We also push the envelope of technology development to help make their jobs easier and safer. In return, this has been and continues to be a good business for the company.

Now, turn with me to slide 8.

Fire and Emergency

The numbers tell a good story for our fire and emergency business. The exceptional earnings growth was driven by Pierce and higher-margin airport product sales. It was also impacted by the resolution of two supplier component issues that prevented revenue recognition in the second quarter of segment sales of $13.6 million and segment operating income of $2.0 million. So, the small dip in earnings that we experienced during the second quarter was indeed fleeting, and we saw a resurgence of both operating income and revenue during the third quarter.

We are beginning to realize production efficiencies related to the facility expansion at Pierce that was completed during the second quarter. Given the six to nine month production cycle for fire apparatus, we expect to actually realize these benefits in earnings beginning next quarter and in the first quarter of fiscal 2007.

A price increase for Pierce fire trucks in the quarter was a contributing factor in stronger-than-anticipated fire truck order volume this quarter. And, finally, new products launched earlier in the year hold promise for fiscal 2007, particularly the expansion of Pierce’s aluminum aerial product line with a 100-foot version.

Since we’re on the topic of new products, watch for big news in our fire and emergency business yet in fiscal 2006. Pierce plans to unveil a ground-breaking, new product at the Fire Rescue International show in Dallas in mid-September that it developed based on significant market research. Suffice it to say that fire fighters will get what they asked for, and much more. I am excited about the potential for this new product and view fiscal 2006 as one of Pierce’s best years ever for new product launches. It’s going to be great.

Now, let me turn the call over to Charlie, beginning with slide 9.

Charlie:

Let’s begin our financial review by looking at our consolidated results for the third quarter.

Consolidated Results

Earnings per share rose 38.5% to $0.72, exceeding our previous estimate for the quarter of $0.53 to $0.57 per share. Our commercial segment largely drove the sharply improved results in the third quarter, while the fire and emergency segment also reported strong results. Consolidated sales rose 8.4% to $887.9 million in the third quarter compared to last year, with consolidated operating income up 31.2% to $82.6 million compared to last year.

How did we exceed the top end of our previous EPS estimate range by $0.15 per share for the third quarter? Quite simply, after underperforming in our commercial segment for several quarters, we finally got it right. Pricing was up in U.S. markets and we drove costs down worldwide. Third quarter earnings also benefited from much lower medical, workers compensation, product liability and income tax expense than expected. These benefits were offset in part by higher acquisition investigation and related costs than expected.

Now, last year’s third quarter results benefited from a cumulative life-to-date adjustment of $2.1 million in our defense business to increase margins on our MTVR base contract. That adjustment contributed $0.02 to earnings per share in the third quarter of fiscal 2005.

Corporate operating expenses rose a significant $8.2 million in the third quarter compared to the prior year. The higher corporate costs included a $5.9 million increase in acquisition investigation and related costs, $1.1 million related to the expensing of stock options and $0.8 million related to the opening of the Company’s operations in China.

During the third quarter, the Company reduced its fiscal 2006 annual estimated effective tax rate to 37.8% to reflect higher estimated income tax credits.

Lastly, our cash position increased to $221.7 million at June 30, 2006 from $98.8 million at March 31, 2006.

Let’s drive down into segment performance, beginning on slide 10.

Fire and Emergency

Fire and emergency sales rose 14.7% to $255.3 million in the third quarter while operating income increased at a higher 28.7% rate to $29.8 million, or 11.7% of sales, in the third quarter. Last quarter we reported that potential sales of $13.6 million were delayed due to two separate supplier component issues. These sales were realized in the third quarter and contributed operating income of $2.0 million during the current quarter. Operating income margins improved 130 basis points during the quarter due to an improved product mix, including increased airport product sales as anticipated last quarter, and the benefits from cost reduction initiatives.

Early in the third quarter, we announced a price increase that led to strong orders at our Pierce fire apparatus business in advance of the effective date of the price increase. Segment backlog rose 6.5% in the third quarter compared to prior year quarter levels as lower backlog at our Italian fire apparatus business offset in part the strength in backlog at other businesses in the segment.

Defense

Turning to the defense segment next, please turn to slide 11.

Defense sales rose 3.7% to $291.4 million in the third quarter. Higher sales of remanufactured trucks for the DoD and of new trucks for international customers offset lower parts and service and Medium Tactical Vehicle Replacement (“MTVR”) truck sales. Parts and service sales during the third quarter were impacted by a delay in the passage of the June 2006 federal Supplemental spending bill, which led the U.S. Army to sharply curtail procurement of parts and services. The MTVR base contract was concluded during the third quarter of fiscal 2005.

Operating income in the third quarter was up 6.7% to $49.0 million, or 16.8% of sales, compared to prior year operating income of $46.0 million, or 16.4% of sales. The increase in operating income for the third quarter was primarily due to the increase in sales and was partially offset by higher bid and proposal spending related to the Land 121 program in Australia. Operating income margins in the third quarter of fiscal 2005 benefited from a $2.1 million ($0.02 per share) adjustment to MTVR base contract margins.

At June 30, 2006, our defense backlog was down 9.3% from prior year quarter levels. As of June 30, 2006, none of the funding for Oshkosh in the federal Supplemental bill was under contract. And, we are nearing completion of a three-year, $250 million contract for the United Kingdom Wheeled Tanker.

Commercial

Please move to slide 12. Commercial sales were up 8.8% to $350.6 million in the third quarter and operating income was up 252.0% to $25.4 million. Operating income margins rose to 7.2% in the third quarter of fiscal 2006 compared to 2.2% in the prior year’s third quarter.

The Geesink Norba Group, our European refuse business, continued the turnaround of its operating results, reporting operating income in the third quarter of fiscal 2006 on higher sales volume and lower manufacturing costs. This business had a $5.1 million operating loss in last year’s third quarter, largely due to a $4.3 million workforce reduction charge. We expect this business to have break-even results in the fourth quarter of fiscal 2006 due to seasonal factors, softness in demand in the United Kingdom and chassis availability issues in France.

At our McNeilus concrete placement and domestic refuse business, sales rose due to strong demand in advance of diesel engine emissions standards changes effective January 1, 2007, offset in part by a lower mix of package sales involving both a truck chassis and truck body. Operating income margins rose sharply at McNeilus during the third quarter of fiscal 2006 due to both higher price realization and cost reduction. You’ve heard me mention successful cost reduction on multiple occasions today.

Our chartered cost reduction teams are making progress, and we expect more from those teams in fiscal 2007.

CON-E-CO, our batch plant manufacturer, and London, our Canadian concrete mixer company, contributed significantly to our strong commercial segment sales and operating income growth in the third quarter. CON-E-CO sales of very large concrete batch plants have been quite brisk and the pre-buy in Canada has also been significant.

Let me close out my review of the commercial segment by reviewing our backlogs in each product line. At June 30, 2006, rear-discharge unit backlog was up 167.8% compared to prior year quarter levels, while our front-discharge unit backlog was up 235.5%. Our domestic refuse unit backlog was down 1.1% at June 30, 2006 compared to prior year quarter levels, while Geesink Norba Group unit backlog was down 11.5% compared to prior year quarter levels. Overall, commercial segment backlog was up 69.9% in dollars at June 30, 2006 compared to prior year third quarter levels. Concrete placement backlogs were up due to the pre-buy. Domestic refuse backlog was down due mostly to a tough comparator in the prior year. At the Geesink Norba Group, the lower backlog reflects lower orders in the third quarter of fiscal 2006 for Geesink-branded rear loaders.

Fiscal 2006 Estimates

Today, we also updated estimates for fiscal 2006, assuming no acquisitions other than AK Specialty Vehicles and Iowa Mold Tooling. Please turn to slide 13.

We anticipate our consolidated sales to approximate $3.4 to $3.45 billion in fiscal 2006, up approximately 14.9% to 16.6%, respectively, over fiscal 2005 sales. These estimates are higher than our previous estimate range of $3.3 to $3.4 billion due to higher sales expectations in the fire and emergency and commercial segments, announced acquisitions and continuing order strength in the commercial segment.

Turning to slide 14, we expect our consolidated operating income to approximate $321.0 to $327.0 million in fiscal 2006, or up approximately 20% to 22%, respectively, compared to fiscal 2005. That range is up from our previous estimated range of $307.0 to $320.0 million largely due to higher than expected performance in the third quarter. The qualitative comments provided on this slide with regard to estimated operating income margins by segment in fiscal 2006 have not changed from our previous estimates, except that we now anticipate that our commercial segment margins will improve as indicated. We gained traction in our commercial segment margin recovery quest and have now reflected that in our estimates.

Slide 15 provides additional estimates of interest expense, taxes and other areas. We have made adjustments to several of these items, reflecting our performance in the third quarter.

On slide 16, we provide our earnings per share estimates for fiscal 2006. Today, we increased our earnings per share estimate range to $2.70 to $2.75 per share for fiscal 2006, or up approximately 24% to 26% compared to fiscal 2005. That’s up from our previous estimate range of $2.55 to $2.65 per share. Included within our revised 2006 estimates is higher than previously forecasted discretionary new product development spending for the fourth quarter of fiscal 2006. We anticipate that as a result of the increased costs, results for the year will be very close to the revised earnings per share estimates.

On slide 17, we re-affirmed our estimate of capital spending in fiscal 2006 of approximately $64 million, a sharp increase over our spending in fiscal 2005 of $43.2 million. Much of the increase relates to previously announced spending on expansion capital projects at Pierce, our new product development facility in Oshkosh, and partial spending on a new data center. We now expect to be in a modest net debt position of $85 — $90 million at September 30, 2006, following the closing of AK Specialty Vehicles in late July and the expected closing of Iowa Mold Tooling in August.

Fiscal 2007 Estimates

Today, we also initiated estimates for fiscal 2007, assuming no further acquisitions beyond AK Specialty Vehicles and Iowa Mold Tooling. Please turn to slide 18.

We anticipate our consolidated sales to approximate $3.65 to $3.75 billion in fiscal 2007. We anticipate our fire and emergency segment sales growth rate, including $115 million of additional sales from AK Specialty Vehicles, to rise in the mid-teens percentage range in fiscal 2006. That reflects a low single-digit organic growth rate for businesses other than AK Specialty Vehicles in that segment. The low rate reflects expected lower industry demand following the diesel engine emissions standards changes effective January 1, 2007, as well as anticipated price increases and some market share gains. In the defense segment, we are projecting sales to grow $100 to $150 million in fiscal 2007, reflecting higher anticipated MTVR sales funded by recent Supplemental bills, higher estimated truck manufacturing volume and slightly lower parts and service sales. For the commercial segment, we expect sales to decline slightly – perhaps at a low single-digit rate. We expect Iowa Mold Tooling to add $105 million to commercial segment sales in fiscal 2007, which implies that sales for other businesses in the segment would decline just over 10%. We anticipate that demand will decline about 20% to 40% for concrete placement and domestic refuse products in calendar 2007 due to the diesel engine emissions standards changes effective January 1, 2007. Since our fiscal year straddles the effective date of the standards changes, we don’t expect to suffer the full brunt of that decline in our fiscal 2007.

Moving to slide 19, we expect our consolidated operating income to approximate $373.0 to $385.0 million in fiscal 2007, achieving a 10% operating income margin for the first full year ever. These estimates include a 50 basis point estimated improvement in fire and emergency segment margins, reflecting benefits of cost reduction initiatives and the addition of AK Specialty Vehicles. We expect defense operating income margins to be flat in fiscal 2007 compared to fiscal 2006. And, in our commercial segment, we expect operating income margins to rise about 150 basis points in fiscal 2007. For businesses other than Iowa Mold Tooling, we are projecting a 100 basis point improvement in operating income margins in spite of lower estimated sales volumes due to cost reduction activities underway. We essentially are projecting that operating income will be flat in fiscal 2007 for these businesses compared to fiscal 2006 and that the estimated growth in operating income in the segment for fiscal 2007 is virtually all attributable to the acquisition of Iowa Mold Tooling. At Corporate, we expect operating expenses to approximate $80 million in fiscal 2007, reflecting the addition of a data center and investments in people.

Slide 20 provides additional estimates of interest expense, taxes and other areas for fiscal 2007. Net interest expense is projected to rise due to the projected acquisition of AK Specialty Vehicles utilizing available cash, limited borrowings for the projected acquisition of Iowa Mold Tooling and seasonal working capital requirements.

On slide 21, we provide our earnings per share estimates for fiscal 2007. We expect earnings per share to approximate $3.05 to $3.15 per share in fiscal 2007. Defense segment sales and operating income in the first quarter of fiscal 2007 could be weak due to the late passage of the June 2006 federal Supplemental spending bill, but we expect defense segment sales and operating income to be up for full fiscal 2007.

We are estimating that our capital spending in fiscal 2007 will approximate $65 million. We had expected capital spending to decline in fiscal 2007, but we have decided to add capacity and make productivity improvement investments in selected areas. We expect our debt levels to fall to about $40 million by September 30, 2007 and that our cash position will grow to approximately $90 to $110 million by September 30, 2007.

Bob will close our prepared remarks.

Bob:

Closing

Thank you, Charlie.

Oshkosh and its management team have developed together, consistently executing on our core growth strategies to deliver, in some cases, exceptional results. We are well on our way to building our tenth consecutive year of improved earnings and revenues. We have covered a lot of ground toward our objective of 10% consolidated operating income margins. And, our commercial segment has reinvented itself to become a driver of earnings this quarter. Within the next two years, I anticipate this segment will once again become a major contributor to this corporation’s growth.

I’m excited about the momentum we are building as we move toward fiscal 2007. Yes, we do face a number of challenges, particularly in terms of potentially down end markets because of the engine emissions standards changes. However, I’m comfortable with our ability to drive organic earnings growth nonetheless, which led us to the fiscal 2007 earnings expectations that Charlie just shared with you.

Our appetite for acquisitions remains strong, as does our financial position to feed it. We are interested in finding the right, the right major platform for the continued transformation of our fine company.

Operator, please begin the question and answer period.

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